Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated October 23, 2025, with respect to the financial statements of BNY Mellon Mid Cap Multi-Strategy Fund, BNY Mellon Small Cap Multi-Strategy Fund, BNY Mellon International Fund, BNY Mellon Intermediate Bond Fund, BNY Mellon Emerging Markets Fund, BNY Mellon Bond Fund, BNY Mellon Corporate Bond Fund, BNY Mellon National Intermediate Municipal Bond Fund, BNY Mellon National Short-Term Municipal Bond Fund, BNY Mellon Massachusetts Intermediate Municipal Bond Fund, BNY Mellon Municipal Opportunities Fund, and BNY Mellon Asset Allocation Fund, each a series of the BNY Mellon Funds Trust, as of August 31, 2025, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

December 23, 2025